EXHIBIT 21

                           Subsidiaries of the Company


        International Building Technologies, Inc., a Nevada corporation *

    International Building Technologies Co., Ltd., a Hong Kong corporation**

           Scottsdale Diecast, Inc., a Nevada corporation (inactive)**

          Quadriga MotorSports, Inc., a Nevada corporation (inactive)**

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*  An 80% owned subsidiary of the Company.

** Owned 100% by International Building Technologies, Inc., a Nevada corporation.